                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


--------------------------------------------------------------------------------

                                  SCHEDULE 13G

                        Information Statement pursuant to
                              Rule 13d-1 and 13d-2

--------------------------------------------------------------------------------



                            Daugherty Resources, Inc.
                            -------------------------
                                (Name of Issuer)


                           COMMON STOCK (no par value)
                           ---------------------------
                         (Title of Class of Securities)


                                    238215107
                                    ---------
                                 (CUSIP Number)

                                  June 13, 2003
             (Date of event which requires filing of this Statement)

             Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)

                                [x] Rule 13d-1(c)

                                [ ] Rule 13d-1(d)


                         (Continued on following pages)

                              (Page 1 of 11 Pages)

------- -----------------------------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Crestview Capital Fund I, LP
------- -----------------------------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX
        IF A MEMBER OF A GROUP                           (a) [ ]
                                                         (b) [ ] (See Item 6)
------- -----------------------------------------------------------------------------------------------------
3.      SEC USE ONLY
------- -----------------------------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION:
        Delaware
------------------------- ---- ------------------------------------------------------------------------------
                          5.   SOLE VOTING POWER
    NUMBER OF SHARES           None.
 BENEFICIALLY OWNED BY    ---- ------------------------------------------------------------------------------
 EACH REPORTING PERSON    6.   SHARED VOTING POWER
          WITH                 600,000 shares of Common Stock of the Issuer * (See Item 4(a))
                          ---- ------------------------------------------------------------------------------
                          7.   SOLE DISPOSITIVE POWER
                               None.
                          ---- ------------------------------------------------------------------------------
                          8.   SHARED DISPOSITIVE POWER
                               600,000 shares of Common Stock of the Issuer *  (See Item 4(a))
                          ---- ------------------------------------------------------------------------------

-------- ----------------------------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         600,000 shares of Common Stock of the Issuer (See Item 4(a))
-------- ----------------------------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                                           [  ]
-------- ----------------------------------------------------------------------------------------------------
11.      PERCENT OF CLASS  REPRESENTED BY  AMOUNT  IN ROW  (9)

         8.9% (See Item 4(a))
-------- ----------------------------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         OO
-------- ----------------------------------------------------------------------------------------------------

------- -----------------------------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Crestview Capital Fund II, LP
------- -----------------------------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX

        IF A MEMBER OF A GROUP                           (a) [ ]
                                                         (b) [ ] (See Item 6)
------- -----------------------------------------------------------------------------------------------------
3.      SEC USE ONLY
------- -----------------------------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION:

        Delaware
------------------------- ---- ------------------------------------------------------------------------------
                          5.   SOLE VOTING POWER
    NUMBER OF SHARES           None.
 BENEFICIALLY OWNED BY    ---- ------------------------------------------------------------------------------
 EACH REPORTING PERSON    6.   SHARED VOTING POWER
          WITH                 600,000 shares of Common Stock of the Issuer * (See Item 4(a))
                          ---- ------------------------------------------------------------------------------
                          7.   SOLE DISPOSITIVE POWER
                               None.
                          ---- ------------------------------------------------------------------------------
                          8.   SHARED DISPOSITIVE POWER
                               600,000 shares of Common Stock of the Issuer * (See Item 4(a))
-------- ----------------------------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         600,000 shares of Common Stock of the Issuer (See Item 4(a))

-------- ----------------------------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                                           [  ]

-------- ----------------------------------------------------------------------------------------------------
11.      PERCENT OF CLASS  REPRESENTED BY  AMOUNT  IN ROW  (9)

         8.9% (See Item 4(a))
-------- ----------------------------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         OO
-------- ----------------------------------------------------------------------------------------------------

------- -----------------------------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON

        S.S. OR I.R.S.  IDENTIFICATION  NO. OF ABOVE  PERSON
        Crestview Capital Offshore Fund, Inc.
------- -----------------------------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX
        IF A MEMBER OF A GROUP                           (a)   [  ]
                                                         (b)   [  ]
------- -----------------------------------------------------------------------------------------------------
3.      SEC USE ONLY
------- -----------------------------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION:
        Bahamas
------------------------- ---- ------------------------------------------------------------------------------
                          5.   SOLE VOTING POWER
    NUMBER OF SHARES           None.
 BENEFICIALLY OWNED BY    ---- ------------------------------------------------------------------------------
 EACH REPORTING PERSON    6.   SHARED VOTING POWER
          WITH                 600,000 shares of Common Stock of the Issuer * (See Item 4(a))
                          ---- ------------------------------------------------------------------------------
                          7.   SOLE DISPOSITIVE POWER
                               None.
                          ---- ------------------------------------------------------------------------------
                          8.   SHARED DISPOSITIVE POWER
                               600,000 shares of Common Stock of the Issuer * (See Item 4(a))
-------- ----------------------------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         600,000 shares of Common Stock of the Issuer (See Item 4(a))
-------- ----------------------------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                                           [  ]
-------- ----------------------------------------------------------------------------------------------------
11.      PERCENT OF CLASS  REPRESENTED BY  AMOUNT  IN ROW  (9)

         8.9% (See Item 4(a))
-------- ----------------------------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         CO
-------- ----------------------------------------------------------------------------------------------------

------- -----------------------------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Richard Levy
------- -----------------------------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX
        IF A MEMBER OF A GROUP                           (a) [ ]
                                                         (b) [ ] (See Item 6)
------- -----------------------------------------------------------------------------------------------------
3.      SEC USE ONLY
------- -----------------------------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION:

        United States of America
------------------------- ---- ------------------------------------------------------------------------------
                          5.   SOLE VOTING POWER
    NUMBER OF SHARES           None.
 BENEFICIALLY OWNED BY    ---- ------------------------------------------------------------------------------
 EACH REPORTING PERSON    6.   SHARED VOTING POWER
          WITH
                               600,000 shares of Common Stock of the Issuer *  (See Item 4(a))
                          ---- ------------------------------------------------------------------------------
                          7.   SOLE DISPOSITIVE POWER

                               None.
                          ---- ------------------------------------------------------------------------------
                          8.   SHARED DISPOSITIVE POWER

                               600,000 shares of Common Stock of the Issuer * (See Item 4(a))
-------- ----------------------------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         600,000 shares of Common Stock of the Issuer (See Item 4(a))
-------- ----------------------------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                                           [  ]
-------- ----------------------------------------------------------------------------------------------------
11.      PERCENT OF CLASS  REPRESENTED BY  AMOUNT  IN ROW  (9)

         8.9% (See Item 4(a))
-------- ----------------------------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         IN
-------- ----------------------------------------------------------------------------------------------------

------- -----------------------------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Stewart Flink
------- -----------------------------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX
        IF A MEMBER OF A GROUP                           (a) [ ]
                                                         (b) [ ] (See Item 6)
------- -----------------------------------------------------------------------------------------------------
3.      SEC USE ONLY
------- -----------------------------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION:

        United States of America
------------------------- ---- ------------------------------------------------------------------------------
                          5.   SOLE VOTING POWER
    NUMBER OF SHARES            None.
 BENEFICIALLY OWNED BY    ---- ------------------------------------------------------------------------------
 EACH REPORTING PERSON    6.   SHARED VOTING POWER
          WITH                 600,000 shares of Common Stock of the Issuer * (See Item 4(a))
                          ---- ------------------------------------------------------------------------------
                          7.   SOLE DISPOSITIVE POWER
                               None.
                          ---- ------------------------------------------------------------------------------
                          8.   SHARED DISPOSITIVE POWER
                               600,000 shares of Common Stock of the Issuer * (See Item 4(a))
-------- ----------------------------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         600,000 shares of Common Stock of the Issuer (See Item 4(a))
-------- ----------------------------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

         CERTAIN SHARES                                                                           [  ]
-------- ----------------------------------------------------------------------------------------------------
11.      PERCENT OF CLASS  REPRESENTED BY  AMOUNT  IN ROW  (9)

         8.9% (See Item 4(a))
-------- ----------------------------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         IN
-------- ----------------------------------------------------------------------------------------------------

ITEM 1(A).          NAME OF ISSUER

                    Daugherty Resources, Inc. (the "Issuer")

ITEM 1(B).          ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

                    120 Prosperous Place, Suite 201
                    Lexington, Kentucky 40509-1844

ITEM 2(A).          NAMES OF PERSON FILING.

                    Crestview Capital Fund I, LP ("Crestview I")
                    Crestview Capital Fund II, LP ("Crestview II")
                    Crestview Capital Offshore Fund, Inc. ("Crestview Offshore") Richard Levy ("Levy")
                    Stewart Flink ("Flink")


ITEM 2(B).          ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE.
                    THE ADDRESS OF THE PRINCIPAL BUSINESS OFFICE IS:

                    Crestview I and Crestview II- 95 Revere Drive, Suite F, Northbrook, IL 60062

                    Crestview Offshore- Charlotte House Charlotte Street PO Box N-341, Nassau Bahamas

                    Levy- 95 Revere Drive, Suite F, Northbrook, IL 60062

                    Flink - 95 Revere Drive, Suite F, Northbrook, IL 60062


ITEM 2(C).          CITIZENSHIP.

                    Crestview I and II- Delaware
                    Crestview Offshore - Bahamas
                    Levy - United States of America
                    Flink - United States of America

ITEM 2(D).          TITLE OF CLASS OF SECURITIES.
                    Common Stock, no par value per share of the Issuer (the "Common Stock")

ITEM 2(E).          CUSIP NUMBER.
                    238215107

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A: This statement is filed pursuant to Rule 13d-1(c) by Crestview I, Crestview II, Crestview Offshore, Levy and Flink.

ITEM 4.             OWNERSHIP.

         (a)    Amount Beneficially Owned:

                         Crestview I: 600,000 shares*
                         Crestview II:  600,000 shares*
                         Crestview Offshore: 600,000 shares*
                         Levy: 600,000 shares*
                         Flink: 600,000 shares*

         (b)    Percent of Class:

                         Crestview I: 8.9%
                         Crestview II: 8.9%
                         Crestview Offshore: 8.9%
                         Levy: 8.9%
                         Flink: 8.9%

                   (based on 6,615,233 shares of Common Stock of the Issuer issued and outstanding as stated in the Issuer's registration statement on Form S-3 filed June 18, 2003.)

                  (c) Number of Shares as to which the Person has:

                  Crestview I, Crestview II, Crestview Offshore, Levy and
                  Flink:

                    (i)  sole power to vote or to direct the vote: none

                    (ii) shared  power to vote or to direct  the  vote:  600,000 shares of Common Stock:*

                   (iii) sole power to dispose or to direct the  disposition of:
                         none

                    (iv) shared  power to dispose  or to direct the  disposition of: 600,000 shares of Common Stock:*


*Levy and Flink serve as managing partners of Crestview I and II. By reason of such relationships, Levy and Flink may be deemed to share dispositive power and voting control over the shares of Common Stock listed as beneficially owned by Crestview I and II. Levy and Flink disclaim beneficial ownership of the shares of Common Stock beneficially owned by Crestview I and II or any other person reporting on this Schedule.

Levy and Flink serve as officers and directors of Crestview Offshore. By reason of such relationships, Levy and Flink may be deemed to share dispositive power and voting control over the shares of Common Stock listed as beneficially owned by Crestview Offshore. Levy and Flink disclaim beneficial ownership of the shares of Common Stock beneficially owned by Crestview Offshore or any other person reporting on this Schedule.

By virtue of their relationships with Levy and Flink, Crestview I, Crestview II and Crestview Offshore each may be deemed to share dispositive power and voting control over the shares of Common Stock owned by each other. Each of Crestview I, Crestview II and Crestview Offshore disclaims beneficial ownership of the shares of Common Stock beneficially owned by each other or any other person reporting on this Schedule.

Of the shares of Common Stock reported as beneficially owned, (a) 100,000 shares are owned by Crestview I and 20,000 shares of Common Stock are shares which Crestview I has the right to acquire upon exercise of warrants of the Issuer,
(b) 390,000 shares are owned by Crestview II and 78,000 shares of Common Stock are shares which Crestview II has the right to acquire upon exercise of warrants of the Issuer and (c) 10,000 shares are owned by Crestview Offshore and 2,000 shares of Common Stock are shares which Crestview Offshore has the right to acquire upon exercise of warrants of the Issuer.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
            Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.
            Not applicable.

ITEM 10.    CERTIFICATION.
            By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction which could have that purpose or effect.

EXHIBITS:   Exhibit  I:  Joint  Filing  Agreement,  dated as of June 23,  2003, by and  among  Crestview  I, Crestview II, Crestview Offshore,
            Levy and Flink.

                                    SIGNATURE


     By signing below each signatory certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


Date: June 23, 2003


CRESTVIEW CAPITAL FUND I, LP


By: /s/ Stewart Flink
Stewart Flink, Managing Partner


CRESTVIEW CAPITAL FUND II, LP


By: /s/ Stewart Flink
Stewart Flink, Managing Partner


CRESTVIEW CAPITAL OFFSHORE FUND, INC.


By: /s/ Stewart Flink
Stewart Flink, Secretary


/s/ Stewart Flink
Stewart Flink


/s/ Richard Levy
Richard Levy

                                    Exhibit I



                             JOINT FILING AGREEMENT

         This will confirm the agreement by and among the  undersigned  that the
Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Common Stock, no par value, of Daugherty Resources, Inc. is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated as of: June 23, 2003

CRESTVIEW CAPITAL FUND I, LP


By: /s/ Stewart Flink
Stewart Flink, Managing Partner


CRESTVIEW CAPITAL FUND II, LP


By: /s/ Stewart Flink
Stewart Flink, Managing Partner


CRESTVIEW CAPITAL OFFSHORE FUND, INC.


By: /s/ Stewart Flink
Stewart Flink, Secretary


/s/ Stewart Flink
Stewart Flink


/s/ Richard Levy
Richard Levy